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                                                                     EXHIBIT 4.9

                CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCE
                AND SPECIAL RIGHTS OF SERIES B PREFERRED STOCK

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

     The Eastwind Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Act"), does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by action taken on October 16, 1996, adopted the following resolution, which resolution remains in full force and effect as of the date hereof;

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation pursuant to the Act and the Corporation's Certificate of Incorporation, the Corporation is authorized to issue, out of the 3,000,000 shares of Preferred Stock of the Corporation authorized in its Certificate of Incorporation, a series of Preferred Stock to be designated as "Series B Preferred Stock," $.10 value per share, with the following powers, designations, preferences and special rights:

     1.   Designation, Amount and Bank.  9,000 shares of a preferred stock, $.10
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par value per share, shall constitute a series of such preferred stock designated as "Series B Preferred Stock" (the "Series B Preferred Stock"). With respect to dividend rights, redemption rights and rights on liquidation, winding up and dissolution, for so long as any shares of Series B Preferred Stock shall remain outstanding, the Corporation shall not create any other class of capital stock or series of preferred stock hereafter senior to the Series B Preferred Stock.

     2.   Dividends.
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     2.1  The holder of each issued and outstanding share of Series B Preferred
Stock shall be entitled to receive, out of the funds of the Corporation legally available for such purpose, when, as and if declared by the Board of Directors of the Corporation, before any dividend shall be declared, paid or set aside, or any other distribution shall be declared or made, upon the Common Stock or any other class or series of stock of the Corporation, cumulative dividends in cash payable quarterly in arrears in accordance with this Section 2, on January 1, April 1, July 1 and October 1 of each year ("Dividend Payment Date") commencing on January 1, 1997. The amount of dividends payable per share of Series B Preferred Stock shall be based on a dividend rate of six percent (6%) per annum of the Stated Value (as hereinafter defined) from the date of original issuance. The amount of dividends payable for the initial dividend

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period any period shorter than a full quarterly period shall be computed on a pro-rata basis, based on the number of days elapsed.

     2.2 Dividends shall be payable on each Dividend Payment Date to the holders of record of the Series B preferred Stock at the close of business on the date specified by the Board of Directors of the Corporation; provided, however, that no such record date shall be more than thirty (30) days nor less than ten (10) days prior to the respective Dividend Payment Date. Dividends on shares of Series B Preferred Stock shall accrue from the date of original issue of such shares of Series B Preferred Stock. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

     2.3 The term "State Value" per share means one hundred dollars ($100) plus all accrued and unpaid dividends, if any, added thereto.

     3.   Rights of Liquidation, Dissolution or Winding-Up.  In the event of any
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liquidation, dissolution or winding-up of the Corporation (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended), the holders of shares of the Series B Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or of shares of any other class or series of stock of the Corporation, an amount equal to the Stated Value per share, plus an amount equal to any dividends thereon unpaid and accrued to and including the date of distribution with respect to such shares.

     4.   Voting Rights. Except as herein provided or otherwise provided by law,
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the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the outstanding Common Stock, except that the holders of the Series B Preferred Stock shall be entitled to vote equal to a 1/10th of a vote per share. Upon any corporate action which would alter or change the rights and preferences so as to adversely affect the holders of the Series B Preferred Stock, including, without limitation, the issuance of any additional shares of Series B Preferred Stock, the vote of a majority of the holders of Series B Preferred Stock, voting as a series, shall be required to approve such action. The holders of the Series B Preferred Stock shall be entitled to notice of and to attend all meetings of stockholders.

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     5.   Redemption.
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     Except as set forth below, the holders of the Series B Preferred Stock shall have no redemption rights.

     5.1 The holders of the Series B Preferred Stock may elect to require the Corporation to redeem, at Stated Value plus all accrued and unpaid dividends thereon, not more than 1,800 shares in the aggregate of the Series B Preferred Stock each quarter beginning on April 1, 1997, and on each July 1, October 1, January 1, and April 1 thereafter, provided that such holders give notice in writing of such election to the Corporation at least twenty (20) days prior to such dates; and in the event of such elections, the Corporation shall redeem such shares on such dates. If holders of more than 1,800 shares make such elections, the redemption shall be pro-rata among such holders.

     5.2 (a) The Corporation shall have the option to redeem additional shares of its Series B Preferred Stock at any time after January 1, 1997.

          (b) If it exercises its option to redeem shares of its Series B Preferred Stock pursuant to Section 5.2(a) above, the Corporation will mail to each holder of Series B Preferred Stock a notice (the "Redemption Notice") (i) setting forth a purchase date (the "Redemption Date"), which shall be no earlier than 20 business days nor later than 30 business days from the date the Redemption Notice is mailed; and (ii) setting forth the instructions reasonably determined by the Corporation, consistent with this Section 5 and applicable law, that a holder must follow in order to require the redemption of his Series B Preferred Stock. The time of mailing of the Redemption Notice shall be deemed the time of delivery. Holders of Series B Preferred Stock seeking to require that the Corporation redeem their shares will be required to surrender their certificates representing their shares to the Corporation prior to the close of business on the third business day prior to the Redemption Date, In the event that a Redemption Notice is not mailed by the Corporation, the Redemption Date shall be no earlier than 20 business days nor later than 30 business days from the end of the preceding calender quarter.

          (c) Notice having been given pursuant to subsection 5.2(b) above, from and after the date of redemption, as specified in the Redemption Notice, unless default shall be made by the Corporation in providing for the payment of the applicable redemption price, all dividends on the Series B Preferred Stock to which a Redemption Notice relates shall cease to accrue. If the Corporation so elects, the Corporation shall provide for the payment of the redemption price by depositing the requisite monies,

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or other consideration, as applicable, with a bank or trust company of adequate capitalization of its choice as paying agent on the date of redemption (provided the Redemption Notice shall state the name and address of such bank or trust company and the availability of the monies). All rights of the holders thereof as stockholders of the Corporation, except the right to receive the applicable redemption price (without interest) shall cease and terminate. Any interest allowed on the monies so deposited shall be paid to the Corporation until the date of redemption. Any monies so deposited which shall remain unclaimed by the holder of such Series B Preferred Stock at the end of three (3) years after the redemption date shall become the property of, and be paid by such bank or trust company to, the Corporation.

     6.   Conversion Rights.
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          The holders of the Series B Preferred Stock shall have no conversion rights.

     7.   Notices of Corporate Action.
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          In the event of

          7.1 any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than dividends payable with respect to the Series B Preferred Stock) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

          7.2 any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any consolidation or merger involving the Corporation and any other person or any transfer of all or substantially all of the assets of the Corporation to any other person, or

          7.3 any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

          the Corporation will mail to each holder of shares of Series B Preferred Stock a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and
(ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place

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and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities of the Corporation) shall be entitled to exchange their shares of Common Stock (or other securities of the Corporation) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up.

     8.   Retirement of Redeemed Shares.
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          No share or shares of Series B Preferred Stock acquired by the
Corporation by reason of redemption, or otherwise shall be re-issued and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporation action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

     FURTHER RESOLVED, that, before the Corporation shall issue any shares of Series B Preferred Stock, a certificate pursuant to Section 151 of the DGCL shall be made, executed, acknowledged, filed, and recorded in accordance with the provisions of Sections 103 and 151 of the DGCL, and the proper officers of the Corporation be, and they hereby are, authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and attested on this ____ day of October, 1996 by a duly authorized officer of this Corporation.

                                        THE EASTWIND GROUP, INC.


                                        BY: /s/ William B. Miller
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                                                William B. Miller,
                                               Senior Vice President & CFO

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